UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 16, 2007
CONIHASSET CAPITAL
PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-52011 (Commission File Number)	20-4414490 (I.R.S. Employer Identification No.)
Two International Place, 16th Floor
Boston, MA 02110
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (617) 235-7215
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2007, Conihasset Capital Partners, Inc. (the "Company") appointed John Sniegowski to serve as the Executive Vice President and Chief Operating Officer of MRO Integrated Solutions LLC, a wholly owned subsidiary of the Company pursuant to his acceptance of the Company’s offer of employment (“Employment Agreement”).

Prior to joining the Company, Mr. Sniegowski worked in the semiconductor industry for over 23 years. From the end of 2004 to 2007, he served as a Senior Manager with Applied Materials, Inc., which develops, manufactures, markets and services fabrication equipment for the semiconductor industry, with responsibility as a spares Global Product Manager.  Mr. Sniegowski served as Director of Materials, Spares and Logistics for Metron Technology, Inc., which supports OEMs (original equipment manufacturers), semiconductor manufacturers and suppliers, from the beginning of 2004 until the end of 2004 when Metron was acquired by Applied Materials. From 2001 to 2004, he was employed by Praxair Electronics, a division of Praxair, Inc., which provides the global semiconductor industry with process consumables, consumables' on-site services, and spare-parts logistics services, where he served as Global Executive Account Manager. From 1999 to 2001, Mr. Sniegowski served as General Manager for Logistic Supply Company, LLC (“LSC”) until 2001 when Praxair acquired LSC. Mr. Sniegowski holds an MBA from Embry Riddle Aeronautical University and graduated with Honors from the University of Florida with a degree in Chemical Engineering.

Under the Employment Agreement, Mr. Sniegowski’s annual base compensation is $170,000 and his targeted bonus potential is 50% of annual base compensation. In conjunction with his employment, Mr. Sniegowski was granted options to purchase 40,000 shares of the Company's common stock. Mr. Sniegowski’s options have a five-year term and vest annually over a three-year period. A copy of the Employment Agreement is attached as Exhibit 10.1

Item 9.01 Financial Statements and Exhibits

(a)-(c) Financial statements of businesses acquired; Pro forma financial information; Shell company transactions.

Not applicable.

(d) Exhibits.

10.1	Employment Agreement between Conihasset Capital Partners, Inc. and John Sniegowski

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONIHASSET CAPITAL PARTNERS, INC.

Date: July 20, 2007	By:	Richard D. Bailey
Richard D. Bailey
President and Chief Executive Officer